Notice of Annual Meeting of Stockholders                    Page 1


N O L A N D



NOLAND COMPANY
80 29th Street, Newport News, Virginia  23607

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held at 10:00 A.M. on April 30, 1998



Notice is hereby given that the Annual Meeting of Stockholders of Noland Company, a Virginia corporation (the Corporation), will be held, in accordance with the Bylaws of the Corporation, on Thursday, April 30, 1998, at 10:00 A.M. (Local Time) at the principal office of the Corporation, 80 29th Street, Newport News, Virginia, for the following purposes:

1.  to elect six Directors to serve for the ensuing year;

2. to appoint Coopers & Lybrand L.L.P. to audit the consolidated financial statements of the Corporation for the year ending
    December 31, 1998; and

3. to transact such other business as may properly come before the meeting or any adjournment thereof.

Only stockholders of record at the close of business on March 12, 1998, will be entitled to notice of and to vote at the meeting.



By Order of the Board of Directors,
James E. Sykes Jr.
Secretary


April 7, 1998

                            YOUR VOTE IS IMPORTANT
YOU ARE URGED TO DATE, SIGN AND PROMPTLY RETURN YOUR PROXY SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND IN ORDER THAT A QUORUM MAY BE ASSURED. THE PROMPT RETURN OF YOUR SIGNED PROXY, REGARDLESS OF THE NUMBER OF SHARES YOU HOLD, WILL AID THE CORPORATION IN AVOIDING THE EXPENSE OF ADDITIONAL PROXY SOLICITATION. THE GIVING OF SUCH PROXY DOES NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IN THE EVENT YOU ATTEND THE MEETING. ANY PERSON GIVING A PROXY MAY REVOKE IT BEFORE IT IS VOTED BY DELIVERING ANOTHER PROXY, OR WRITTEN NOTICE OF REVOCATION, TO THE SECRETARY OF THE CORPORATION.



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                                                            Page 2

NOLAND COMPANY
(a Virginia corporation)
80 29th Street
Newport News, Virginia 23607


Proxy Statement

Annual Meeting of Stockholders to be
held at 10:00 A.M., April 30, 1998
Approximate date of mailing .... April 7, 1998

SOLICITATION AND REVOCATION OF PROXY

The proxy accompanying this statement is solicited by the Board of Directors on behalf of the Corporation. All proxies in the accompanying form which are properly executed by stockholders and returned to the Secretary will be voted. Any proxy delivered pursuant to this solicitation is revocable at the option of the person executing the same at any time before it is exercised.

The cost of soliciting proxies, including the cost of preparing and mailing the proxy materials, will be borne by the Corporation. In addition to the use of the mails, proxies may be solicited, personally or by telephone, by regular employees of the Corporation.

A copy of the Corporation's Annual Report to stockholders for the year ended December 31, 1997, which includes consolidated financial statements, is furnished concurrently with this Proxy
Statement.


PURPOSES OF MEETING

The purposes of the Annual Meeting of Stockholders will be (1) to elect six Directors to serve for the ensuing year; (2) to appoint Coopers & Lybrand L.L.P. as independent auditors of the Corporation for the ensuing year; and (3) to transact such other business as may properly come before the meeting, or any adjournment thereof.


VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

As of March 12, 1998, there were outstanding 3,700,876 shares of Common Stock, the sole class of voting securities of the Corporation. Holders of record at the close of business on that date are entitled to one vote for each share.

The following are, to the knowledge of the Corporation, beneficial owners as of March 12, 1998, of over five percent of the Corporation's Common Stock:

Proxy Statement

                     Title and
Name and             Class of             Amount and Nature     Percent of
address           Voting Security    of Beneficial Ownership     Class


Jane K. Noland, Lloyd U.
Noland III, Susan C. Noland
and Anne N. Edwards
individually and as trustees of
The L. U. Noland 1982 Trust and
Lloyd U. Noland Jr.
80 29th Street                      Common             2,075,302(1)      56.08%
Newport News, Virginia 23607        Stock              shares

Henley Management Company,
successor by merger to Concord
Investment Co.
Skokie Blvd, Suite 555              Common             479,750           12.96%
Northbrook, Illinois 60062          Stock              shares

Franklin Resources, Inc.
Charles B. Johnson
Rupert H. Johnson, Jr.
777 Mariners Island Blvd.           Common             251,275
San Mateo, California 94404         Stock              shares             6.79%

Marvin C. Schwartz
c/o Neuberger & Berman
605 Third Avenue                    Common             194,899
New York, New York  10158           Stock              shares             5.27%



(1) The trustees of The L. U. Noland 1982 Trust are Mr. Lloyd U. Noland Jr.'s wife, Jane K. Noland, and his three children: Lloyd
U. Noland III, Susan C. Noland and Anne N. Edwards. The trust assets include 906,996 shares of Common Stock of the Corporation and a majority of the outstanding voting stock of Basic Construction Company, which, in turn, owns 893,967 shares of the Corporation's Common Stock. Since the trustees have the sole power to vote and to dispose of shares held in the L. U. Noland 1982 Trust, each trustee may be deemed to have beneficial ownership of 1,800,963 shares of the Corporation's Common Stock (including the shares owned by Basic Construction Company). The trustees share the power to vote and direct the disposition of such shares. Each trustee owns the following additional shares of the Corporation's Common Stock, with sole power to vote and dispose of all of such shares except for 155,138 shares attributed to Jane K. Noland, but owned by her husband, Lloyd U. Noland Jr.; 1,095 shares attributed to Anne N. Edwards, but owned by her husband; and 2,190 shares attributed to Lloyd U. Noland III but owned by his wife and one of his children:

Jane K. Noland                                              182,270
Lloyd U. Noland III                                          43,502
Susan C. Noland                                              26,736
Anne N. Edwards                                              21,831
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                                                            Page 4


Lloyd U. Noland III also has voting power only over 6,000 shares of restricted stock. All of such shares are included in the above table. As a group, the Noland family may be deemed to be the owners of an aggregate of 2,075,302 shares or 56.08 percent of the outstanding Common Stock.


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely on its review of the forms required by Section 16(a) of the Securities Exchange Act of 1934, as amended, that have been received by the Corporation, the Corporation believes there has been compliance with all filing requirements applicable to its officers, directors and beneficial owners of greater than ten percent of the Corporation's common stock.


THE BOARD OF DIRECTORS AND ITS STANDING COMMITTEES

The Corporation is managed under the direction of the Board of Directors and its Executive Committee, by the Chairman of the Board and other officers to whom authority has been delegated.


In 1997, each Director attended at least 75% of the aggregate of
(i) the total number of meetings of the Board of Directors held during 1997 and (ii) the total number of meetings of all Board committees on which the Director served.

During 1997, the Board of Directors met five times. On five occasions, the Board acted by written consent. Members of the Board who are employees of the Corporation serve without compensation. Non-employee Directors received a quarterly retainer of $1,875 and $500 for each Committee meeting attended.

The Board elected an Executive Committee consisting of Messrs. Noland III and Henderson. When the Board is not in session, the Executive Committee generally has the authority of the Board except that the Virginia Stock Corporation Act prohibits certain actions by committees. During 1997, the Executive Committee met nine times.

The Board appointed an Executive Compensation Committee consisting of Messrs. Allen, Goolsby and McElroy, with Mr. McElroy acting as chairman. The Committee's primary functions are to make recommendations to the Board of Directors concerning remuneration arrangements for executive officers and to review and make recommendations concerning the administration of certain benefit plans. During 1997, the Executive Compensation Committee met one time.

The Board appointed an Audit Committee consisting of Messrs.
Allen, Goolsby and McElroy, with Mr. Goolsby acting as chairman. The Audit Committee functions in an oversight capacity with respect to the Corporation's auditing, accounting, reporting, and control functions and assists the entire Board in fulfilling its
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                                                            Page 5


fiduciary responsibilities with respect to these functions.
During 1997, the Audit Committee met two times.

The Corporation does not have a nominating committee.

Mr. Frank Wimbush, reelected April 23, 1997 for a one year term, was released from his employment contract with the Corporation in September 1997. Mr. Wimbush resigned from the Board and Executive Committee coincident with his leaving the Corporation. In accordance with Mr. Wimbush's employment contract, he received a severance payment equal to one years base salary, or $155,000.

At a special meeting of the Board held April 1, 1998, the number of Directors was increased to six. Mr. Kenneth King was elected to serve as the new Director. Mr. King will stand for election at the April 30, 1998 stockholders' meeting.


ELECTION OF DIRECTORS

It is intended that proxies in the accompanying form will be voted by the persons named therein (unless authority is withheld) in favor of the nominees named for Directors for the term of one year or until their successors are elected and qualified. In case any of such nominees is unexpectedly unable to serve, the Proxies will be voted for the election of the others so named and may be voted for substitute nominees. The election of each nominee for Director requires the affirmative vote of the holders of a plurality of the shares of Common Stock cast in the election of Directors.

Votes that are withheld and shares held in street name ("Broker
Non-Votes") that are not voted in the election of Directors will not be included in determining the number of votes cast.


NOMINEES FOR DIRECTOR

There are no family relationships among any of the nominees and any officer; nor is there any arrangement or understanding between any nominee and any other person pursuant to which the nominee was selected. Each of the nominees for the office of Director is a member of the present Board of Directors.

Mr. Allen, Mr. Goolsby, Mr. Henderson, Mr. McElroy and Mr. Noland
III have served in the respective positions shown for more than five years.


                                                 Shares of
                                                Common Stock
                                    First       Beneficially      Percent
Name, Age, Position                 Became        Owned on           of
and Directorships                 Director      March 12, 1998  Class(1)

Thomas N. Allen - Age 59             1995              500            -
  Chairman, East Coast Oil Corp.
  (Retail Gasoline/Convenience Stores)
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                                                            Page 6


Allen C. Goolsby - Age 58                   1989        700            -
  Partner, Hunton & Williams
  (Attorneys)

Arthur P. Henderson Jr. - Age 54            1983      3,234            -
  Vice President-Finance

Kenneth C. King - Age 55                    1998        762            -
  Vice President-Marketing since
  April 1, 1998.  Previously Manager
  of Noland Company's Frederick,
  Maryland Complex since 1977.

John L. McElroy Jr. - Age 67                1990      1,500            -
  Chairman Emeritus of the Board,
  Wheat First Union(2)
  (Investment Bankers)

Lloyd U. Noland III - Age 54                1979  1,844,465(4)     49.84%
  Chairman of the Board and
  President; Director of Wachovia
  Corporation.(3)

All officers and directors of                     1,855,128        50.13%
the Corporation as a group (11)                    shares

(1)   Less than .2 percent except as indicated.
(2) Wheat First Union maintains a primary market in the Corporation's Common Stock and, from time to time, holds Noland Company shares in its trading account.
(3) The Corporation maintains a banking relationship with Wachovia Bank. During 1997, the Corporation had outstanding a $10,000,000 promissory note at market rates. Wachovia Bank was the Trustee for an irrevocable direct pay letter of credit in favor of Wachovia in the amount of $12,486,000 to ensure payment of Industrial Development Revenue Bonds issued by the Corporation. Wachovia Bank is also the depository bank for several of the Corporation's branch offices.
(4) See Voting Securities and Principal Holders Thereof on page 1.

Except as described on page 2 with respect to shares held by the Noland family, each Director and Officer has the sole power to vote the shares of common stock attributed to him in this table.


CERTAIN TRANSACTIONS

The Corporation has a ten-year agreement to lease an existing office building for its corporate headquarters. The building is owned by Basic Construction Company (see Voting Securities and Principal Holders Thereof). Under the terms of the lease, the Corporation will pay an annual rental fee of approximately
$260,000 per year. The Corporation will bear the direct costs of utilities and real estate taxes. The terms of the lease were based on an evaluation by an independent real estate firm.
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                                                            Page 7


COMPENSATION OF EXECUTIVE OFFICERS

The following table presents information relating to total compensation of the Chief Executive Officer and the four next most highly compensated executive officers of the Corporation who earned more than $100,000 for the fiscal year ended December 31, 1997. Other than Mr. Noland, there were only three executive officers who earned more than $100,000 for 1997.


                              SUMMARY COMPENSATION TABLE


                                                    Long Term
                             Annual Compensation   Compensation

                                              Restricted Stock    All Other
   Name and                    Salary    Bonus   Awards(2)    Compensation(1)
Principal Position      Year      $         $          $               $


Lloyd U. Noland III     1997   $135,233 $ 30,000       $  -         $ 2,311
Chief Executive
Officer                 1996   $135,280 $ 46,000       $46,000      $ 3,116

                        1995   $115,140 $ 55,000       $36,000      $ 2,931



Charles A. Harvey       1997   $ 90,318 $ 23,000       $  -         $ 1,456
Vice President -
Corporate Data          1996   $ 80,716 $ 32,500       $23,000      $ 1,843

                        1995   $ 83,805 $ 35,500       $18,000      $ 2,035



Arthur P. Henderson Jr. 1997   $ 83,889 $ 30,000       $  -         $ 1,428
Vice President -
Finance                 1996   $ 81,136 $ 38,000       $23,000      $ 1,860

                        1995   $ 81,130 $ 41,000       $18,000      $ 1,963



Frank A. Wimbush        1997   $101,134 $   -          $  -         $  -
Sr. Vice President-
Marketing and Branch    1996   $150,136 $ 34,000       $46,000      $ 3,458
Operations (3)
                        1995   $120,968 $ 41,700       $36,000      $ 3,743


      (1)   Profit sharing allocation

      (2) Restricted stock awards valued at market price of $23 per share on December 31, 1996 and $18 per share on December 31, 1995. Recipients have the right to receive dividends and vote the restricted shares.

      (3) Mr. Wimbush is no longer with the Corporation. All restricted stock awards were forfeited.


RETIREMENT BENEFITS

Payments by the Corporation to the Improved Retirement Plan for

Employees of Noland Company (the Plan), are made based on recommendations by the Plan's actuary. The Plan is a defined benefit "Career Average" plan. Annual retirement benefits are computed by adding, for each year of credited service, the sum of
1.333 percent of compensation (up to "Covered Compensation") and
1.933 percent of compensation over "Covered Compensation." Covered Compensation is generally the average of the Social Security wage bases over a working career.

The amounts shown below do not include Social Security benefits and are not subject to any reductions on account of such benefits.

Estimated annual benefits (assuming continued employment to age 65 on a life-only annuity basis) accrued to date and payable at age 65 to Lloyd U. Noland III, Charles A. Harvey and Arthur P. Henderson Jr. are $69,498, $50,669, and $48,644, respectively.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Executive Compensation Committee consists of Messrs. Allen,
Goolsby and McElroy.  Mr. Goolsby is a member of the law firm
Hunton & Williams, which has provided legal services to the Corporation for many years.


REPORT OF EXECUTIVE COMPENSATION COMMITTEE

The Executive Compensation Committee (the Committee) is charged with the responsibility of making an initial determination regarding any changes in executive compensation policy and making recommendations to the Board of Directors with respect to compensation of the Corporation's executive officers.

The Committee believes that the Corporation's compensation program should provide competitive overall compensation for executive officers, including base salaries and short and long-term incentives. The Committee has concluded that the close link between the Corporation's business and the cyclical building and construction industry make it prudent for the Corporation to maintain a conservative approach to base compensation, while at the same time providing competitive total pay opportunities to its executive officers through long and short-term incentives. Targeted bonuses range from 25% of base compensation for certain key employees to 50% of base compensation for the principal executive officer.

Base compensation for executive officers in 1997 reflected the Committee's conservative approach to base compensation with only a small increase in aggregate base compensation for executive officers. In determining executive cash bonuses for 1997, the Committee focused primarily on revenues; profits before LIFO inventory adjustments, extra compensation and income taxes, and each executive officer's performance for the year against previously established targets. The Committee did not assign a specific value to each factor. A maximum of 3.3% of adjusted
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                                                            Page 9


pre-tax, pre-LIFO, pre-bonus income was available for bonus awards to key corporate managers nominated by the Chief Executive Officer and approved by the Committee (19 individuals). While $321,000 was available for awards, only $291,060 was awarded.
The Committee was concerned that while some goals had been achieved, the two most important goals, revenues and net income before LIFO adjustment, extra compensation and taxes were well below targeted levels. Especially for the principal executive officers, 1997 bonuses were significantly below bonus levels for 1995 and 1996.

Mr. Noland's base compensation for 1997 was fixed at $135,000, which was the same as his base compensation as of the end of 1996. For 1997, Mr. Noland was awarded a cash bonus of $30,000 in recognition of Mr. Noland's achievement of a number of performance goals established by the Committee at the beginning of the year, including targeted improvements in pre-LIFO margins. His 1997 bonus is less than the bonus for the preceding year, reflecting the fact that gross revenues did not increase for the year, and as a result, profits before LIFO inventory adjustments, extra compensation and income taxes were substantially below the targeted level. In establishing the 1997 bonus, the Committee did not assign a specific value to any one factor.

Overall, the Committee believes that its compensation plan provides significant incentives to the executive officers to improve performance and shareholder return. To provide increased incentive for 1998, the bonus pool will have an increased amount available for awards if earnings are in excess of targeted levels.

Because none of the Corporation's executive officers receives annual compensation in excess of $1 million, the Corporation has not taken any position with respect to the cap on tax deductibility of compensation in excess of that amount established under the Omnibus Budget Reconciliation Act of 1993.




John L. McElroy Jr., Chairman
Allen C. Goolsby
Thomas N. Allen
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                                                      Page 10


Comparison of Five Year Cumulative Total Return Among Noland
Company, NASDAQ Market Value Index and Hughes Supply, Inc.
(Assumes $100 Invested on January 1, 1993)
(Assumes Dividend Reinvested)

A performance graph appears here. the following chart is the information presented in the graph.

Data points are as follows:

                     1992     1993       1994      1995       1996      1997

Noland Company       $100     $108.16    $128.46   $125.06    $162.42   $161.15
Hughes Supply, Inc.  $100     $136.87    $130.25   $201.96    $313.13   $384.77
NASDAQ Market Index  $100     $119.95    $125.94   $163.36    $202.99   $248.38




The return for Hughes Supply, Inc. has been adjusted to reflect differences in market capitalization.
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                                                       Page 11

SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors will offer a resolution to reappoint Coopers & Lybrand L.L.P. as independent accountants of the Corporation for the year 1998. Coopers & Lybrand L.L.P., a nationally known firm of independent certified public accountants, has audited the Corporation's financial statements for the past thirty years. The Corporation has been advised by Coopers & Lybrand L.L.P. that neither that firm nor any of its partners has any direct financial interest or material indirect financial interest in the Corporation other than as public accountants and auditors. Coopers & Lybrand L.L.P. will be represented at the stockholders' meeting. The firm's representative will be available to respond to appropriate questions from stockholders and will have an opportunity to make a statement, if desired.


ANNUAL REPORT TO STOCKHOLDERS

The Noland Company 1997 Annual Report to stockholders, portions of which are incorporated by reference into the annual report on Form 10-K for the year ended December 31, 1997, as filed with the Securities and Exchange Commission, accompanies this proxy statement. Stockholders may obtain, without charge, a copy of the Corporation's Form 10-K by forwarding a written request to R. L. Welborn, Assistant Vice President - Finance, Noland Company, 80 29th Street, Newport News, Virginia 23607.


PROPOSALS FOR 1999 ANNUAL MEETING

Any stockholder desiring to make a proposal to be acted upon at the 1999 annual meeting of stockholders must present such proposal to the Corporation at its principal office in Newport News, Virginia, not later than December 5, 1998, in order for it to be considered for inclusion in the Corporation's Proxy Statement.


GENERAL

Unless contrary instructions are indicated on the proxy, all shares of Common Stock represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted FOR the election of the nominees for Director named herein, and FOR the proposal to approve the appointment of Coopers & Lybrand L.L.P. as independent public accountants for the year ended December 31, 1998.

The Board of Directors knows of no business other than that set forth above to be transacted at the meeting, but if other matters requiring the vote of the stockholders arise, the persons designated as proxies will vote the shares of Common Stock represented by the proxies in accordance with their judgment on such matters. If a stockholder specifies a different choice on the proxy, his or her shares of Common Stock will be voted in accordance with the specification so made.

By order of the Board of Directors,
James E. Sykes Jr.
Secretary
Newport News,  Virginia

April 7, 1998

                                                            Page 12
Proxy Card
                                           (Side 1)
PROXY
                                        NOLAND COMPANY
                                        80 29th Street
                                   Newport News,  VA  23607

                         Annual Meeting of Stockholders April 30, 1998
                   This Proxy solicited on behalf of the Board of Directors

The undersigned hereby appoints L. U. Noland III and A. P. Henderson Jr. or either of them, Proxies, with full power of substitution in each to vote all shares of the capital stock of Noland Company held of record by the undersigned on March 12, 1998, at the Annual Meeting of Stockholders to be held on April 30, 1998, or at any adjournment thereof:

1. ELECTION OF DIRECTORS  FOR all nominees listed below  WITHHOLD AUTHORITY
                          (except as marked below to     to vote for all
                          the contrary)                  nominees listed below

Thomas N. Allen, Allen C. Goolsby, Arthur P. Henderson Jr., Kenneth C. King, John L. McElroy Jr., Lloyd U. Noland III, (Instruction: To withhold authority to vote for any individual nominee(s) write that nominee's name(s) in the space provided below).


2. PROPOSAL TO APPROVE THE APPOINTMENT OF COOPERS & LYBRAND L.L.P. as the independent public accountants of the Corporation.

              FOR             AGAINST         ABSTAIN

3. Vote upon such other business as may properly come before the meeting.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder.

If no specification is made, this proxy will be voted for items 1 and 2.


(continued)
                                             Please date and sign on reverse
------------------------------------------------------------------------(Side 2)
Continued from other side

Dated:                       ,1998


Signature


Signature if held jointly

(Stockholder's signature should conform exactly to the name printed hereon. When shares are held by joint tenants, both should sign. When signing as Attorney, Executor, Administrator, Trustee or Guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person).

Please mark, sign, date and return the proxy card promptly using the enclosed envelope.